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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Columbia/HCA Healthcare Corporation for the registration of its common stock to be issued pursuant to the merger with Healthtrust, Inc.-The Hospital Company and to the incorporation by reference therein of our report dated July 5, 1994, with respect to the consolidated financial statements and schedules of Columbia/HCA Healthcare Corporation included in its Annual Report (Form 10-K, as amended) for the year ended December 31, 1993, filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

Louisville, Kentucky

January 9, 1995